Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Shell Company Report on Form 20-F of our report dated March 26, 2025, which includes an explanatory paragraph relating to Cohen Circle Acquisition Corp. I’s ability to continue as a going concern, relating to the financial statements of Cohen Circle Acquisition Corp. I as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to us under the caption “Statement by Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

August 15, 2025